Exhibit 10.8

BUSINESS ACQUISITION AGREEMENT

BY AND BETWEEN

CASTELLUM, INC.

AND

LEXINGTON SOLUTIONS GROUP, LLC

February 11, 2022

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SCHEDULES AND EXHIBITS:

Schedule 1.1	Acquired Business
Schedule 2.7(b)(v)	Orders and Other Contracts
Schedule 4.5	Transferred Employees
Exhibit A	Definitions
Exhibit B	Bill of Sale, Assignment and Assumption Agreement

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BUSINESS ACQUISITION AGREEMENT

This BUSINESS ACQUISITION AGREEMENT (this “Agreement”), dated as of February 11, 2022, is made by and between Castellum, Inc., a Nevada corporation (“Buyer”) and Lexington Solutions Group, LLC, a Virginia limited liability company (the “Seller”). Capitalized terms used herein shall have the meaning set forth on Exhibit A.

RECITALS

WHEREAS, this Agreement contemplates a transaction in which the Buyer shall acquire substantially all of the assets and assume liabilities of the Seller on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 1.1      Purchase of Acquired Business. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer agrees to purchase from the Seller, and the Seller hereby agrees to sell, transfer, assign, convey and deliver to the Buyer, all of the right, title and interest in and to the assets described on Schedule 1.1, free and clear of all Liens, and the Buyer will assume and agree to pay, discharge and perform when due, all of the Assumed Liabilities (such assets and Assumed Liabilities, collectively the “Acquired Business”). For the purpose of clarity, notwithstanding anything to the contrary herein or in any other Ancillary Document, the Buyer shall not assume, be bound by or be responsible for any Excluded Liabilities.

Section 1.2      Closing. Unless this Agreement will have been terminated, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place no later than two (2) Business Days following the satisfaction or waiver of all the conditions to Closing set forth in Article VI, or on such other date as may be agreed to by the Parties (the “Closing Date’’). The Closing shall take place by conference call and electronic transmission of signatures. The Closing will be deemed effective as of 12:01 a.m. (Eastern time) on the Closing Date.

Section 1.3        Acquisition Consideration . Subject to and in accordance with the terms and conditions set forth herein, the aggregate consideration to be transferred to Seller in connection with the Acquired Contracts shall consist of (i) twelve million five hundred thousand (12,500,000) shares of Buyer’s Common Stock, validly issued and outstanding, fully paid, nonassessable, free and clear of all Encumbrances other than the transfer and other restrictions pursuant to any State or federal securities Laws (the “Stock Consideration”) with (x) twelve million shares of Buyer’s Common Stock issued as set forth in Section 1.4 (the “Initial Stock Consideration”) and, (y) subject to Section 1.5, five hundred thousand (500,000) shares of Buyer’s Common Stock (the “Holdback Stock Consideration”) issued within 3 Business Days of the payment of the Second Tranche (as defined below) and (ii) seven hundred fifty thousand dollars ($ 780,000.00) (the “Cash Consideration”) payable as follows: (x) two hundred fifty thousand dollars ($250,000.00) plus or minus any applicable Closing Adjustment paid on the Closing Date as set forth in Section 1.4 (the “Initial Cash Consideration”); (y) two hundred fifty thousand dollars ($250,000.00) plus or minus any applicable Post-Closing Adjustment paid on the date that is six (6) months after the Closing Date (“Second Tranche”) and (z) two hundred eighty thousand dollars ($280,000.00) paid on the date that is ten (10) months after the Closing Date. Together, the Stock Consideration and the Cash Consideration shall be considered the “Purchase Price”.

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Section 1.4         Payments in connection with Closing.

Buyer shall:

(a)        within three (3) Business Days of the Closing Date, deliver via book-entry to Seller the Initial Stock Consideration; and

(b)        on the Closing Date deliver to Seller the Initial Cash Consideration.

Section 1.5         Purchase Price Adjustment.

(a)        At least three (3) Business Days prior to the Closing, Seller and Buyer shall finalize an estimated statement, which sets forth the Net Working Capital as of the Closing Date (the “Estimated Closing Working Capital”).

(b)        At least two (2) Business Days prior to the Closing, Seller and Buyer shall agree upon a flow of funds memorandum, which sets forth all payments required to be made by or on behalf of all Parties at the Closing, including for each such payment an identification of the payor, the payee, the amount and the wire transfer information.

(c)        The Purchase Price shall be: (i) increased dollar-for-dollar by the amount that the Estimated Closing Working Capital is greater than the Target Working Capital and such increase shall paid by Buyer in cash at Closing by a corresponding increase to the Initial Cash Consideration, or (ii) decreased dollar-for-dollar by the amount that the Estimated Closing Working Capital is less than the Target Working Capital and such decrease shall be paid by Seller at Closing by a corresponding decrease to the Cash Consideration. The amount of any such adjustment pursuant to this Section 1.5(c) shall be referred to herein as the “Closing Adjustment”.

(d)        Prior to the payment of the Second Tranche, the Buyer shall prepare and deliver to the Seller a Closing Statement (the “Closing Statement”) which shall set forth the Net Working Capital as of the Closing Date (“Closing Working Capital”).

(e)        The Second Tranche payment shall be (i) increased dollar-for-dollar by the amount that the Closing Working Capital is greater than the Estimated Closing Working Capital or (ii) decreased dollar-for-dollar by the amount that the Closing Working Capital is less than the Estimated Closing Working Capital. The amount of any such adjustment pursuant to this Section 1.5(e) shall be referred to herein as the “Post-Closing Adjustment”. Notwithstanding the foregoing, the first $50,000 of such Post-Closing Adjustment shall be satisfied from the Holdback Stock Consideration and, to the extent, the Holdback Stock Consideration is not sufficient to satisfy such amount, the Initial Stock Consideration. To the extent the Post-Closing Adjustment is in excess of $50,000, the first $50,000 of such Post-Closing Adjustment shall be satisfied as set forth above and any remainder shall be satisfied in cash and may be set off from amounts otherwise due the Seller from the Second Tranche.

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(a)        The Seller shall have a period of thirty (30) days after receipt of the Closing Statement to notify the Buyer of the Seller’s election to accept or reject the Buyer’s calculation of the amount of the Net Working Capital as of the Closing Date in a written notice (the “Response Notice”). During such thirty (30)-day period, Buyer shall provide the Seller reasonable access to information in its books and records that the Seller reasonably requests that Buyer used to prepare the Closing Statement; provided, that Buyer shall not be required to provide access to information that would jeopardize any attorney-client privilege, attorney work product protection or other similar privilege associated with such information. In the case of a rejection, such Response Notice shall set forth the line item or items on the Closing Statement that it is rejecting, the reasons and basis for such rejection in reasonable detail (including Buyer’s refusal to provide Seller with sufficient access to books and records so as to evaluate the item) and the amount of the requested adjustment. In the event that no Response Notice is received by the Buyer during such thirty (30)-day period, the Closing Statement and any required adjustments resulting therefrom shall be final and binding on the parties hereto. In the event that the Seller shall timely deliver a Response Notice rejecting the Buyer’s calculation of amount of the Closing Working Capital, the Buyer and the Seller shall promptly (and in any event within fifteen (15) days following the date upon which the Buyer received the Response Notice), attempt in good faith to make a joint determination of the Closing Working Capital and such determination and any required adjustments resulting therefrom shall be final and binding on the Shareholder and Buyer for purposes of this Section 1.5.

(b)        In the event that the Seller and the Buyer shall be unable to agree upon a joint determination of the Closing Working Capital within thirty (30) days following the date upon which the Buyer received the Response Notice, then within fifteen (15) days after the expiration of such thirty (30)-day period, the Buyer and the Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than any Seller’s accountants or Buyer’s accountants (the “Accounting Firm”) to resolve such dispute.

(c)        The Accounting Firm shall consider only those matters set forth in the Response Notice upon which the Buyer and the Seller have disagreed (the “Disputed Items”) and shall be required to resolve the Disputed Items in accordance with the terms and provisions of this Agreement. In connection with the resolution of the Disputed Items by the Accounting Firm: (i) each of the Buyer and the Seller shall furnish or cause to be furnished to the Accounting Firm a statement setting forth in reasonable detail the Disputed Items and, to the extent practical, such Party’s proposed resolution of each such Disputed Item; (ii) the Accounting Firm shall be permitted to ask questions of either Party and ask for additional information from either Party relating to the Disputed Items; (iii) neither Party shall participate in ex parte communications with the Accounting Firm; (iv) the Accounting Firm shall only decide the specific Disputed Items and the determination by the Accounting Firm for each Disputed Item shall be equal to one of the values, or within the range between the values, assigned to such Disputed Item by the Buyer and the Seller in the materials delivered to the Accounting Firm (or if the materials delivered to the Accounting Firm reflect that either Party assigned multiple values at various times, such determination by the Accounting Firm shall be equal to one of, or within the range between, the most recent values assigned by the Parties); (v) the Accounting Firm shall make its determination for all remaining Disputed Items as of the Closing based on the materials it receives in accordance with this Agreement and not pursuant to any independent review (provided that the foregoing shall not preclude the Accounting Firm from independent research as to proper application of the terms of this Agreement with respect to the Disputed Items and the amount of the Closing Working Capital) and (vi) the Parties shall use commercially reasonable efforts to cause the Accounting Firm to deliver its final written report to the Parties within thirty (30) days of the submission to the Accounting Firm of the Disputed Items, and shall be final and binding on the Parties for purposes of this Section 1.5. For the avoidance of doubt, the Accounting Firm shall act as an expert and not as an arbitrator and shall review only those items that are in dispute.

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(d)        The fees and expenses of the Accounting Firm shall be allocated to be paid by the Buyer, on the one hand, and/or the Shareholder, on the other hand, respectively, based upon the percentage which the portion of the amount contested and not awarded to each Party bears to the total amount contested by such Party, as finally determined by the Accounting Firm.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to the Buyer as follows:

Section 2.1       Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Seller is duly qualified or licensed to do business as a foreign company and is in good standing in each jurisdiction in which the ownership or lease of the Acquired Business or the conduct of the Acquired Business requires such qualification or license, except where the failure to be so qualified or be so licensed can be cured without a material cost or expense. Seller has all requisite power and authority to carry on the Acquired Business as currently conducted and to own, lease or use, as the case may be, the Acquired Business.

Section 2.2      Authorization of Transaction. Seller has all requisite power and authority to execute, deliver and perform this Agreement and each of the Ancillary Documents to which Seller is a party. All acts required to authorize the execution and delivery of this Agreement by Seller have been taken. This Agreement constitutes, and each Ancillary Document when executed and delivered by Seller will constitute, a valid and legally binding obligation of Seller (assuming that this Agreement and such Ancillary Documents constitute valid and legally binding obligations of the other party or parties thereto), enforceable in accordance with its terms and conditions, except as enforceability may be limited by the Enforceability Exceptions.

Section 2.3      Noncontravention; Consents. The execution and delivery by Seller of this Agreement and the Ancillary Documents to which Seller is a party, and the consummation by Seller of the Contemplated Transactions, do not: (a) violate any Law to which the Acquired Business is subject; (b) conflict with or result in a breach of any provision of the certificate of organization or the operating agreement of Seller; (c) create a breach, default, termination, cancellation or acceleration of any obligation of Seller arising under or pursuant to any of the Acquired Business; (d) require any permit, notice to, or consent or approval of any Governmental Entity; or (e) result in the creation or imposition of any Lien, other than a Permitted Lien, upon any of the Acquired Business, except, in the cases of clauses (c)-(e), as would not, individually or in the aggregate, reasonably be likely to be material to Seller. No transfer of any of the Acquired Business is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud any Person, including present or future creditors of Seller.

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Section 2.4        Title to Acquired Business. Seller has good title to all of the Acquired Business, free and clear of all Liens except for the Permitted Liens. At the Closing, the Acquired Business shall be transferred to the Buyer free and clear of all Liens except for the Permitted Liens.

Section 2.5         Litigation. There are no Actions pending, or to the Knowledge of the Seller, threatened against Seller or any of its Affiliates involving, relating to, or otherwise reasonably likely to affect the Acquired Business or the Contemplated Transactions. There are no unsatisfied judgments of record or Government Orders relating to or reasonably likely to affect the Acquired Business.

Section 2.6       Brokers’ Fees. Neither Seller, nor any of its Affiliates, have any liability to pay any fees or commissions to any broker, finder or similar agent with respect to the Contemplated Transactions.

Section 2.7        Government Contracts.

(a)        A true and complete copy of the Acquired Contracts, including any statements of work, task or delivery orders thereunder and modifications or amendments thereto and any other agreements related to the Acquired Business, has been delivered to the Buyer, to the extent the disclosure of each does not violate any laws or binding obligations. All material documentation and correspondence related to the Acquired Contracts in Sellers’ possession, including any financial records or other records required to be maintained by Seller under the Acquired Contracts or applicable Laws have been delivered to the Buyer, to the extent the disclosure of each does not violate any laws or binding obligations. The Acquired Contracts and any other contracts included in the Acquired Business constitute the legal, valid and binding obligations of the Seller and the counter-party thereto, are in full force and effect, and are enforceable in accordance with their terms except as limited by the Enforceability Exceptions.

(b)        With respect to the Acquired Contracts:

(i)        Seller has materially complied with all terms and conditions of such Acquired Contracts and all Laws pertaining thereto;

(ii)        all representations and certifications made by Seller in connection with such Acquired Contracts were accurate and complete at the time they were made and Seller has materially complied with the representations and certifications;

(iii)        Seller has not received any written, or, to the Knowledge of the Seller, oral, notice from the U.S. Government or other Person stating that Seller has breached, or alleging that Seller has breached, or may have breached, or otherwise violated any Law pertaining to the Acquired Business or Acquired Contract, or certification, representation, clause, provision or requirement pertaining to the Acquired Contract;

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(iv)        Seller does not have any outstanding bids to perform services under such Acquired Contracts;

(v)        except as set forth on Schedule 2.7(b)(v), Seller has not been awarded any statements of work, purchase orders, or task orders and Seller does not have any subcontracts, teaming agreements, joint ventures, contractor team arrangements, work sharing, or similar agreements or commitments of any kind (written or oral) with respect to such Acquired Contracts;

(vi)        no termination for convenience, termination for default, cure notice, stop work notice or show cause notice has been issued to Seller pertaining to such Acquired Contracts, and, to the Knowledge of the Seller, there are no acts or omissions that would reasonably be expected to result in a termination for convenience, termination for default, cure notice, stop work notice or show cause notice pertaining to such Acquired Contracts;

(vii)        (A) all amounts previously billed by Seller to such Acquired Contracts have been properly billed to such Acquired Contracts; (B) there does not exist and has not existed any material irregularity, misstatement or omission arising under or relating to such Acquired Contracts that has led or could reasonably be expected to lead to any material damage, penalty assessment, withholding, setoff, recoupment of payment or disallowance of cost; (C) no task order under such Acquired Contracts has incurred costs that exceed such task order price or estimated cost; and (D) no task order under such Acquired Contracts has incurred costs that exceed the amount of funding obligated under such task order; and

(viii)        No Governmental Entity or any other Person whose consent is required for the Seller to assign the Acquired Contract in connection with this Agreement has notified the Seller of its intent to refuse its consent to such assignment, and to the Knowledge of the Seller, there exist no facts or circumstances indicating that any Governmental Entity or any other Person whose consent is required for the Seller to assign the Acquired Contract intends to refuse to consent to such assignment.

(c)        (i) There are no outstanding claims against Seller, either by any Governmental Entity or by any other Person, arising under or relating to any Acquired Contracts; (ii) there has not been any withholding or set-off of any payment by a Governmental Entity or any other Person, nor, to the Knowledge of the Seller, has there been any attempt to withhold or set-off any money due under any Acquired Contracts, and (iii) there have not been any disputes between Seller and any other Person, including any Governmental Entity, arising under or relating to any Acquired Contracts.

(d)        Neither Seller, any Principal of Seller, nor, to the Knowledge of the Seller, any employee of Seller who has performed services under any Acquired Contracts is currently being or has been within the past three (3) years, audited or investigated with respect to such Acquired Contracts by any Governmental Entity, and to the Knowledge of the Seller, no such audit or investigation is threatened.

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(e)        Neither Seller, any Principal of Seller, nor, to the Knowledge of the Seller, any employee of Seller who has performed services under any Acquired Contracts, is or has been under civil, administrative or criminal investigation or indictment or has information with respect to any alleged fraudulent or criminal activity involving such Acquired Contracts or the Acquired Business; and neither the Seller, any of its Principals, nor any employee of Seller who has performed services under any Acquired Contracts, has made, nor is required to make, any disclosure to a Governmental Entity, an Inspector General or a government contracting officer in connection with the Seller’s performance of such Acquired Contracts under FAR Subpart 3.1003 or FAR 52.203-13.

(f)        Neither Seller, any Principal of Seller, nor any employee of Seller who has performed services under any Acquired Contracts, is currently or within the past three (3) years has been suspended, debarred, proposed for debarment or otherwise been found nonresponsible or otherwise ineligible for award of a government contract.

(g)        Seller has not had access to non-public information or provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, or prepared specifications or statements of work, nor engaged in any other conduct that would create, in connection with any Governmental Entity procurement, an organizational conflict of interest as defined in the FAR Subpart 9.5, or other applicable Law or regulation.

(h)        Seller and its respective officers, employees, agents, consultants, and, for the avoidance of doubt, the Transferred Employees as identified in Section 4.5 herein, have complied in all material respects with the requirements of the National Industrial Security Program Operating Manual, and possess all facility security clearances and personnel security clearances required to perform the Acquired Contracts as being performed as of the Closing Date. The Seller is not required to possess or have employees with any facility security clearances or personnel security clearances to perform the Acquired Contracts in the ordinary course of business, except as set forth on Schedule 2.7(h).

      (i)           Schedule 2.7(i) sets forth all Government Furnished Equipment in the Seller’s possession, together with the Acquired Contract under which it was provided and its current location. To the extent required, Seller has certified to the applicable Governmental Entity in a timely manner that all Government Furnished Equipment is in good working order, reasonable wear and tear excepted, and otherwise meets the requirements of the Acquired Contracts and all applicable Laws. There are no outstanding loss, damage or destruction reports that have been or should have been submitted to any Governmental Entity in respect of any Government Furnished Equipment.

Section 2.8       Compliance with Law. Seller has operated the Acquired Business in material compliance with all Laws applicable to the Acquired Business. Neither Seller nor any of its Affiliates have received any written notice alleging non-compliance with any Laws applicable to the Acquired Business.

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Section 2.9         Assets Used in the Acquired Business. The Acquired Business constitutes all of the assets, licenses (including software), rights and agreements which are primarily used by Seller or otherwise necessary to the operation of the Acquired Business.

Section 2.10       Taxes. There are no ongoing or pending Tax audits by any taxing authority against Seller relating to the Acquired Business. There are no Liens for Taxes upon the assets of the Acquired Business other than Liens for Taxes not yet due and payable or that are contested in good faith by appropriate proceedings. Seller has withheld and collected all material Taxes required to have been withheld and collected by it relating to the Transferred Employees and the Acquired Business and, to the extent required, has properly paid or deposited such Taxes as required by applicable Law. Seller has filed all Tax Returns that were required to be filed with respect to the Acquired Business prior to the Closing Date and paid all Taxes, whether or not shown as due on such Tax Returns, due with respect to the Acquired Business.

Section 2.11      No Other Agreements to Sell. Other than this Agreement, neither Seller nor any of its Affiliates has any legal obligation to any other Person to sell, encumber or otherwise transfer the Acquired Contracts or the Acquired Business (in whole or in part).

Section 2.12       Employees and Consultants. Seller has provided the Buyer with a true, accurate and complete list of the names and titles or job descriptions of each employee of the Seller wholly or primarily dedicated to the Acquired Business, each employee of the Seller who devotes a material portion of his or her time to the Acquired Business and each consultant or independent contractor of the Seller wholly or primarily dedicated to the Acquired Business, and for each such Person the annual base salary or wages payable to each such individual for the current fiscal year. All such Persons classified by the Seller as independent contractors have satisfied the requirements of applicable Law to be so classified and the Seller has fully and accurately reported each such Person’s compensation on IRS Form 1099 when required to do so. A list as described in this Section 2.12 is attached hereto as Schedule 2.12 including all Transferred Employees. Each employee of the Acquired Business Acquired Business is employed at-will and may terminate his or her employment or be terminated from such employment at any time for any or no reason with or without prior notice. There currently are no, and within the past three (3) years there have not been any, actions, lawsuits, administrative charges, proceedings or investigations pending or, to the knowledge of the Seller, threatened against the Seller before any federal, foreign, state or local court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor with respect to the Acquired Business. The Seller is not nor has been a party to, and is or has not been bound by, or has been asked to negotiate a collective bargaining agreement or other agreement or Contract with any labor organization with respect to the Acquired Business, nor is any such Contract, as of the date of this Agreement, being negotiated. Within the past three (3) years the Seller has not experienced any work stoppages, labor strikes, lock-outs, picketing or slowdowns due to labor disagreements and, to the knowledge of the Seller, none are threatened as of the date of this Agreement with respect to the Acquired Business or any employee. The Seller has not incurred any liability or obligation that remains unsatisfied under the federal Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar state Laws. The Seller has made timely and proper payment of all amounts payable with respect to any employee, consultant, contract worker or other service provider of the Acquired Business, including all wages, commissions, bonuses, severance payments, independent contractor payments, reimbursements, other amounts due pursuant to any employment or services agreement, withholding for income and employment Taxes, or otherwise have made appropriate accruals on their books. No employee, consultant, contract worker or other service provider of the Acquired Business is currently the subject of any complaint or investigation regarding sexual harassment, or other discrimination, or retaliation with respect to such employee’s employment by the Seller. No employee, consultant, contract worker or other service provider of the Acquired Business has given the Seller notice terminating his or her employment or service, or terminating his or her employment or service upon a sale of, or business combination relating to, the Acquired Business.

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Section 2.13      Employee Benefit Plans.

(a)        The Seller has provided the Buyer with a true, accurate and complete list of each “employee benefit plan” (as defined by Section 3(3) of ERISA), and any other bonus, incentive or executive compensation, commission, deferred compensation, stock option or other equity-based compensation, stock purchase, key man or other executive insurance, welfare, fringe benefit, post-retirement, scholarship, sick leave, vacation, paid time off, individual employment, consulting, payroll practice, loan, change of control, or retention plan, agreement, policy or arrangement that is (i) currently in effect or that has been approved for the benefit of current or former employee, consultant, contract worker or other service provider of the Acquired Business, or their beneficiaries or dependents, or (ii) with respect to which the Seller has any obligation to contribute on behalf of any employee, consultant, contract worker or other service provider of the Acquired Business or any Liability related to any “ERISA Affiliate” (defined to include, with respect to the Seller, any trade or business, whether or not incorporated, other than the Seller, that has employees who are, or have been at any date of determination occurring within the preceding six (6) years, treated pursuant to Section 4001(a)(14) of ERISA or Section 414(b) of the Code as employees of a single employer that includes the Seller), (each, under Subsection (i) or (ii), an “Employee Benefit Plan”). Each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and in material compliance with applicable Laws, and each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or is on the form of a prototype or volume submitter plan, as the case may be, subject to an opinion or advisory letter, and nothing has occurred that could reasonably be expected to adversely affect the qualification of the Employee Benefit Plan under Section 401(a) of the Code or the tax-exempt status of any related trust under Section 501(a) of the Code.

                                (b)     The Seller and each Employee Benefit Plan and each Employee Benefit Plan “sponsor” or “administrator” (within the meaning of Section 3(16) of ERISA) has complied in all material respects with COBRA and all applicable state Laws regarding the continuation of group health plan coverage).

(c)        The Seller and the Seller’s ERISA Affiliates, have had no obligation to contribute to or provide benefits pursuant to, or any other Liability with respect to, (i) a defined benefit plan (as defined in Section 3(35) of ERISA), (ii) any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) a “plan maintained by more than one employer” (within the meaning of Section 413(c) of the Code), (v) a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), or (vi) any common law theory of joint, dual or multiemployer Liability.

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(d)        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will (i) result in any payment becoming due to any employee, consultant, contract worker or other service provider of the Acquired Business, (ii) increase the compensation or benefits payable, including equity benefits, under any Employee Benefit Plan for any employee, consultant, contract worker or other service provider of the Acquired Business, (iii) result in the acceleration of the time of payment, funding or vesting of any such compensation or benefits, including equity benefits, under any Employee Benefit Plan, (iv) require any contributions or payments to fund any obligations under any Employee Benefit Plan except as provided by applicable Law, or (v) entitle any employee, consultant, contract worker or other service provider of the Acquired Business to terminate his employment or service.

(e)        There is no agreement, plan, arrangement or other contract (including this Agreement or the arrangements contemplated thereby) covering any employee, consultant, contract worker or other service provider of the Acquired Business that, considered individually or considered collectively within any other such contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. None of the Seller or any of its Affiliates is a party to any contract, nor does it have any obligations (current or contingent), to compensate any employee, consultant, contract worker or other service provider of the Acquired Business for excise taxes pursuant to Section 4999 of the Code as a result of the consummation of the transactions contemplated by this Agreement.

(f)        Each Employee Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) (i) has, at all times, been administered in material compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, and (ii) is in a from which complies, in all material respects, with the requirements of Section 409A of the Code, so that its terms and provisions comply with the requirements of Section 409A of the Code, in all cases so that the additional tax described in Section 409A(a)(1)(B) of the Code will not be assessed against the individuals participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder. None of the Seller or any of its Affiliates has any indemnity obligations for any Taxes owed with regard to any employee, consultant, contract worker or other service provider of the Acquired Business imposed under Section 409A of the Code.

Section 2.14       CARES Act. The Seller in connection with operating the Acquired Business has (i) properly complied with all applicable Laws with respect to the deferral of the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, properly complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act and (iii) not sought (nor has any Affiliate that would be aggregated with the Sellers and treated as one employer for purposes of Section 2301 of the CARES Act sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as amended by Section 1102 of the CARES Act.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows:

Section 3.1       Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Buyer has all requisite company power and authority to carry on its business as currently conducted and as proposed to be conducted after the Closing.

Section 3.2       Authorization of Transaction. The Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and each of the Ancillary Documents to which it is a party. All corporate acts required to authorize the execution and delivery of this Agreement by the Buyer have been taken. This Agreement constitutes, and each Ancillary Document when executed and delivered by the Buyer will constitute, a valid and legally binding obligation of the Buyer (assuming that this Agreement and such Ancillary Documents will constitute valid and legally binding obligations of the other parties thereto), enforceable in accordance with its terms and conditions, except as enforceability may be limited by the Enforceability Exceptions.

Section 3.3      Noncontravention; Consents. The execution and delivery by the Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation by the Buyer of the Contemplated Transactions, do not: (i) violate any Law to which the Buyer or its assets are subject; (ii) conflict with or result in a breach of any provision of the certificate of incorporation or the bylaws the Buyer; (iii) create a breach, default, termination, cancellation or acceleration of any obligation of the Buyer arising under or pursuant to any contract to which the Buyer is bound or to which any of its assets are subject; or (iv) result in the creation or imposition of any Lien upon the Buyer’s assets except, in the cases of clauses (iii)-(iv), as would not, individually or in the aggregate, reasonably be likely to be material to the Buyer. No notices, permits, consents, approvals, authorizations, qualifications or orders of Governmental Entities or third parties are required for the consummation by the Buyer of the Contemplated Transactions.

Section 3.4       Litigation. There is no Action pending or, to the knowledge of the Buyer, threatened against the Buyer which questions or challenges the validity of this Agreement or any action taken or to be taken by the Buyer pursuant to this Agreement or in connection with the Contemplated Transactions or that could reasonably be expected to materially and adversely affect the Buyer’s ability to consummate the Contemplated Transactions.

ARTICLE IV

COVENANTS

Section 4.1       General. In the event that at any time after the Closing Date any further action is reasonably necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request.

Section 4.2        Post-Closing Consents and Approvals; Nonassignable Contracts.

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(a)        The Seller shall provide to the Buyer all information and documents necessary, in the sole and unreviewable determination of the Buyer, for the novation of certain Acquired Contracts. To obtain the approval of the novation of certain Acquired Contracts, and in the event that any other consent, approval or authorization of any third party required in connection with the Contemplated Transactions is not obtained by Seller on or prior to the Closing Date, or if any attempted assignment would be ineffective, Seller will use commercially reasonable efforts, and the Buyer will cooperate in all commercially reasonable respects with Seller, to (i) obtain all consents, novations and waivers and to resolve all impracticalities of assignment, novation or transfer necessary to convey the Acquired Business to the Buyer at the earliest practicable date, (ii) provide to the Buyer the benefits of the Acquired Business, (iii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Buyer, and (iv) enforce at the request of the Buyer and for the account of the Buyer, any rights of Seller arising from the Acquired Business. Once consent is obtained, the respective contract or other agreement shall be deemed to have been automatically assigned and/or transferred to the Buyer as of the date the consent is effective.

(b)        As soon as commercially practicable following the date hereof, but no later than ten (10) Business Days following the Closing Date, Seller, in cooperation with the Buyer, will in accordance with, and to the extent required by, the National Industrial Security Program Operating Manual, submit in writing to DCSA such documentation and information as may be required by DCSA in order to obtain DCSA’s approval of the facility clearances and personal security clearances required by the Buyer to perform the Acquired Contracts (the “Security Clearance Approvals”). Seller will reasonably cooperate with the Buyer, including by way of furnishing to the Buyer or the U.S. Government such documents and other information as may be reasonably requested by the Buyer or the U.S. Government or required by Law, in connection with the Security Clearance Approvals. Seller and the Buyer will each use commercially reasonable efforts to provide all reasonable information and take all other commercially reasonable actions necessary to obtain the Security Clearance Approvals.

Section 4.3        Agreements Regarding Tax Matters.

(a)        Each Party shall reasonably cooperate with the other Party in connection with the filing of any and all Tax Returns, related to, or arising as a result of, the transactions contemplated in this Agreement.

(b)        The Seller shall pay all state and local Taxes (other than taxes on net overall income) that are required to be paid in respect of any transfer, sales, use, recording, value-added or similar state and local Taxes (other than taxes on net overall income) that may be imposed by reason of the sale, assignment, transfer and delivery of the Acquired Business (“Transfer Taxes”). The Seller will timely file all Tax Returns required to be filed by it in connection with the payment of such Transfer Taxes.

(c)        No later than ninety (90) days after the Closing Date, the Buyer shall deliver to Seller a statement (the “Allocation Statement”), allocating the Purchase Price, Assumed Liabilities and other relevant items among the Acquired Business in accordance with Section 1060 of the Code and the regulations thereunder. Within thirty (30) days of delivery of the Allocation Statement, Seller shall notify the Buyer of any proposed changes to the Allocation Statement. The Parties shall attempt in good faith to agree to the Allocation Statement, but if the Parties cannot agree on the Allocation Statement within ten (10) days after notification of a dispute by Seller, then upon the request of any Party, the Parties will resolve the dispute by way of arbitration by an independent accounting firm mutually agreed upon by Buyer and Seller, provided that the fees, expenses, and costs of the independent accounting firm arbitrator shall be borne equally by the Buyer, on the one hand, and Seller, on the other hand. The Parties shall make consistent use of the allocation as finally determined under this Section 4.3(c) for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. In connection with any claim or proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation, unless otherwise required by Law.

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(d)        The Parties agree that the Acquired Business shall be acquired for income tax purposes on the Closing Date for all U.S. federal (and applicable state and local) income tax purposes, and neither Party shall take any position contrary to the foregoing on any Tax Return or before any taxing authority unless otherwise required pursuant to a determination (as such term is defined in Section 1313 of the Code).

Section 4.4        Confidentiality.

(a)        Each Party acknowledges that such Party has had, and may continue to have, access to non-public information relating to the Acquired Business (such information, along with the terms of this Agreement and the other Ancillary Documents, collectively the “Confidential Information”); provided that the term “Confidential Information” does not include information which (i) is or hereafter becomes generally known or available to the public, other than through the improper disclosure by a Party of another Party’s Confidential Information, in violation of this Agreement; (ii) is acquired by a Party without restriction as to use or disclosure; (iii) is information independently developed by a third party without assistance by a Party; or (iv) is disclosed by a Party with the prior written consent of the Party whose Confidential Information will be subject to disclosure.

(b)        In connection therewith, each Party hereby covenants and agrees that, for a period of two (2) years from and after the Closing Date, each Party shall keep and hold each other Party’s Confidential Information in strict confidence and, except as otherwise provided in this Agreement, will not use for any purpose, nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party, any of such other Party’s Confidential Information without obtaining such other Party’s prior written consent; provided, however, that if a Party or any of its representatives are requested or required to disclose any of such other Party’s Confidential Information by judicial or administrative process or by other requirements of Law, such Party shall, to the extent permitted by Law and practicable, promptly notify such other Party and shall cooperate, at no expense to such Party, with such other Party in its efforts to obtain a protective order or other appropriate remedy in respect of such Confidential Information at issue; provided, further, that without prior notice to the other Party, a Party may disclose, to a regulatory authority or self-regulatory organization, in each case having jurisdiction over such Party, Confidential Information pursuant to routine regulatory oversight that does not target or refer to the other Party or Confidential Information. Notwithstanding the foregoing, each Party may disclose only that portion of such other Party’s Confidential Information which such Party is required by judicial or administrative process or by other requirements of Law, to disclose.

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Section 4.5        Employees.

(a)        Commencing on the Closing Date, the Buyer shall offer employment to each employee of the Acquired Business set forth on Schedule 4.5, with each employee who accepts such offer of employment being referred to as a “Transferred Employee”. Seller covenants that it will use its commercially reasonable efforts to cause each Transferred Employee to become employed by the Buyer. The Seller shall be responsible for, and shall pay (consistent with current payroll practices), all salary, wages, bonus, commission, deferred compensation, paid time off, health savings accounts balances, expense reimbursements, severance, benefits and other remuneration with respect to any Transferred Employee occurring on or prior to the Closing (the “Final Compensation”) in accordance with applicable Law. For the avoidance of doubt, the payment of Final Compensation shall not be double counted with the Net Working Capital definition. The Buyer shall not assume responsibility for any Transferred Employee until such employee commences employment with the Buyer (each a “Transfer Date”) and the Seller shall be responsible for all liabilities and obligations arising from or related to any and all employees of the Acquired Business who do not receive an offer of employment from the Buyer or who decline the Buyer’s offer of employment.

(b)        To the extent Seller is required under its employment policies, employment agreements, and applicable Law, the Seller shall pay to each Transferred Employee an amount sufficient to compensate such Transferred Employee for the accrued and unused vacation days which have accrued to such Transferred Employee prior to the Transferred Employee’s Transfer Date.

(c)        The Seller shall pay pro rata accrued cash incentives to each Transferred Employee on the same basis, including the time of payment, as in effect as of the Closing Date, for the applicable performance measurement period ending on December 31, 2022, pursuant to any cash incentive, variable compensation or bonus program; provided, however, that any requirement that the Transferred Employee be employed by Seller on the date of payment shall be waived.

(d)        The Seller shall have the sole obligation to provide, and hereby agrees to provide, any notice and other benefits that may be required under the WARN Act to any employee of the Acquired Business (including any Transferred Employee), to the extent arising on or prior to such Transferred Employee becoes. The Buyer shall have the sole obligation to provide, and hereby agrees to provide, any notice and other benefits that may be required under the WARN Act to any Transferred Employee on or after such Transferred Employee’s Transfer Date.

(e)        The Seller shall retain each Employee Benefit Plan and shall retain all Liabilities in respect of benefits earned and accrued by the employees, consultants, contract workers or other service providers of the Acquired Business under any such Employee Benefit Plan, and neither the Buyer nor any of its Affiliates shall assume any Employee Benefit Plan or any Liabilities with respect thereto. Without limiting the generality of the foregoing, the Seller shall be solely responsible for, and shall bear and discharge any Liabilities for, claims of employees, consultants, contract workers or other service providers of the Acquired Business and their eligible beneficiaries and dependents: (i) under any Employee Benefit Plan that is incurred prior to a Transferred Employee’s Transfer Date, and (ii) relating to COBRA coverage attributable to "qualifying events" occurring prior to the Transferred Employees’ respective Transfer Dates. For purposes hereof, unless specified otherwise by the applicable Employee Benefit Plan as in effect at such time (A) a medical, dental or vision claim shall be considered incurred on the date when the services are rendered or supplies are provided, and not when the condition arose, when the course of treatment began or when the claim for payment was submitted, (B) life, accidental death and dismemberment and business travel accident insurance benefit claims shall be considered incurred upon the date of the event giving rise to the claim, and (C) disability income benefit claims shall be considered incurred on the date that the initial event that gives rise to the claim occurs. On the day before the applicable Transferred Employee’s Transfer Date, each Transferred Employee shall cease active participation in and shall cease to accrue benefits under the Employee Benefit Plan. All outstanding accrued compensation earned by a Transferred Employee under the Employee Benefits Plans shall vest (to the extent not already vested), be paid and settled and no longer be outstanding immediately prior to the Transfer Date.

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(f)        Nothing contained in this Agreement shall confer upon any employee, consultant, contract worker or other service provider of the Acquired Business or Seller any right to employment with the Buyer or its Affiliates or to any employee benefits or compensation or remuneration, nor shall anything herein interfere with the right of the Buyer or its Affiliates to relocate or terminate the employment of any Transferred Employee at any time on or after the applicable Transfer Date.

(g)        If any Transferred Employee is party to an agreement with the Seller that contains restrictive covenants that would otherwise prohibit or restrict such Transferred Employee’s employment with the Buyer, the Seller hereby waives its rights to enforce such restrictive covenants, effective at the the applicable Transfer Date, solely with respect to any Transferred Employee’s employment or services with the Buyer or any of its Affiliates.

(h)        Nothing in this Agreement, express or implied, is intended to confer upon any current or former employee, consultant, contract worker or other service of Seller any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including any rights of employment or rights in or to any employee benefit or other compensation or remuneration plan, policy, agreement or arrangement. Notwithstanding anything to the contrary in this Section 4.5, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of, or limit the ability of the Seller, the Buyer or their respective Affiliates to amend, modify or terminate any Employee Benefit Plan or any other employee benefit or other compensation or remuneration plan, policy, agreement or arrangement of the Seller, the Buyer or their respective Affiliates. Each Transferred Employee will be deemed an employee at will of the Buyer and nothing expressed or implied herein will obligate the Buyer to provide continued employment to any such Transferred Employee for any specified period of time following the Closing Date.

(i)            Nothing in this Agreement, express or implied, is intended to confer upon Buyer the right to communicate with Seller’s employees prior to the Closing Date without Seller’s prior written consent.

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Section 4.6         Non-Competition; Non-Solicitation.

(a)        For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the United States of America and its territories (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Acquired Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Acquired Business after the Closing), or any other Person who has a material business relationship with the Acquired Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(b)        During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by the Parties pursuant to Section 4.5(a) or is or was employed in the Acquired Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 4.6(b) shall prevent Seller or any of its Affiliates from hiring (i) after two (2) years from the date of termination of employment, if any employee whose employment has been terminated by Buyer or (ii) after two (2) years from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)        Seller acknowledges that the restrictions contained in this Section 4.5(b) are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 4.5(b) should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 4.5(b) and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 4.7        Efforts.

(a)        Subject to the terms and conditions of this Agreement, each Party shall use its best efforts to cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable permits, notices to, or consents or approvals of any Governmental Entity or prime contractor) and to comply as promptly as practicable with all requirements of Governmental Entities and prime contractors applicable to the transactions contemplated by this Agreement.

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(b)        Subject to the terms and conditions of this Agreement, each Party shall use its best efforts to cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to facilitate the transfer of the Acquired Contracts including, without limitation, providing Buyer with all documentation related to such Acquired Contract.

ARTICLE V

REMEDIES

Section 5.1        Survival. The representations and warranties of the Parties contained in this Agreement will survive until the twelve (12) month anniversary of the Closing, except that (a) the representations and warranties under Section 2.1 (Organization), Section 2.2 (Authorization of Transaction), Section 2.4 (Title to Acquired Business), Section 2.6 (Brokers’ Fees), Section 2.10 (Taxes), Section 3.1 (Organization), and Section 3.2 (Authorization of Transaction) (collectively, the “Fundamental Representations”) shall survive for the applicable statute of limitations and (b) the Government Contract Matters Representations shall survive until the date that is four (4) years from the date hereof. All covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the Closing (the “Post-Closing Covenants”) shall survive the Closing and remain in full force and effect in accordance with their terms and if no such term is provided, sixty (60) days after the expiration of the applicable statute of limitations. In the event notice of any claim for indemnification under this Article V shall have been given prior to the expiration of a particular representation, warranty, covenant or agreement and such claim has not been finally resolved by the date of expiration of such representation, warranty, covenant or agreement, such representation, warranty, covenant or agreement that is the subject of such claim shall survive, but only to the extent of, and in the amount of, the claim as made prior to the expiration of such representation, warranty, covenant or agreement, until such claim is finally resolved.

Section 5.2         Indemnification. Subject to the terms, conditions and limitations set forth in this Article V, from and after the Closing Date:

(a)        Seller shall indemnify, defend and hold harmless the Buyer and its successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any Losses that are imposed on or incurred by the Buyer Indemnified Parties arising out of or relating to: (i) any breach of any representation or warranty made by Seller in this Agreement; (ii) any breach of or failure to perform any covenant or agreement of Seller set forth in this Agreement (other than the Seller’s Post-Closing Covenants); (iii) all Liabilities incurred, accrued or arising out of events that occurred prior to the Closing Date in connection with the Seller’s ownership, use, conduct or operation of the Acquired Business; and (iv) all Taxes (A) payable in respect of the Acquired Business for all Tax periods (or portions thereof) ending prior to the Closing Date and (B) of Seller;

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(b)        Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any Losses that are imposed on or incurred by the Buyer Indemnified Parties arising out of or relating to any breach of or failure to perform any Post-Closing Covenant of the Seller set forth in this Agreement; and

(c)        the Buyer shall indemnify, defend and hold harmless Seller and its successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any Losses that are imposed on or incurred by the Seller Indemnified Parties arising out of or relating to: (i) any breach of any representation or warranty made by the Buyer in this Agreement, (ii) any breach of or failure to perform any covenant or agreement of the Buyer set forth in this Agreement, (iii) the Assumed Liabilities (iv) all Taxes payable in respect of the Acquired Business for all Tax periods (or portions thereof) beginning as of the Closing Date and (v) all Losses incurred, accrued or arising out of events that occurred on or after the Closing Date in connection with the Buyer’s ownership, use, conduct or operation of the Acquired Business.

Section 5.3        Limitations on Indemnification.

(a)        Neither the Seller nor the Buyer shall be required to make payments in satisfaction of claims for indemnification pursuant to Section 5.2 until the aggregate amount of Losses incurred by the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, exceeds one percent (1%) of the Purchase Price (the “Threshold Amount”), in which case the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, shall be entitled to indemnification pursuant to Section 5.2 for all such Losses from the first dollar, subject to the other limitations herein.

(b)        The aggregate amount of all payments made by (i) Seller in satisfaction of claims for indemnification pursuant to Section 5.2(a) or Section 5.2(b) shall not exceed thirty percent (30%) of the Purchase Price (the “Cap”); provided, however, the Cap shall not apply with respect to any Losses resulting from breaches of the Seller’s Government Contract Matters Representations, which shall not exceed fifty percent (50%) of the Purchase Price, provided, however, the Cap shall not apply with respect to any Losses resulting from (A) breaches of the Seller’s Fundamental Representations or (B) intentional misrepresentation or fraud, which shall not exceed the Purchase Price.

(c)        The aggregate amount of all payments made by the Buyer in satisfaction of claims for indemnification pursuant to Section 5.2(c) shall not exceed the Cap; provided, however, the Cap shall not apply with respect to any Losses resulting from (A) breaches of the Buyer’s Fundamental Representations (B) intentional misrepresentation or fraud, which shall not exceed the Purchase Price or (C) Losses described in Section 5.2(c)(v).

Section 5.4       Third-Party Claims. In order for a Party seeking indemnification pursuant to this Article V (the “Indemnified Party”) to be entitled to any indemnification provided for under this Article V in respect of a claim made against the Indemnified Party by any Person who is not a party to this Agreement (a “Third-Party Claim”), such Indemnified Party must notify the Party from whom indemnification is sought pursuant to this Article V (the “Indemnifying Party”) in writing of the Third-Party Claim, which such notice must include a reasonably detailed description of such claim, the amount of such claim (to the extent then known) and the basis for indemnification hereunder and which such notice must be delivered within thirty (30) days following receipt by such Indemnified Party of the notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except in the event the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. In the event any Indemnified Party should have a claim against any Indemnifying Party under this Article V that does not involve a Third-Party Claim, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party, which notice shall include a reasonably detailed description of such claim, the amount of such claim and the basis for indemnification hereunder.

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Section 5.5        Exclusive Remedy. Notwithstanding anything else contained in this Agreement to the contrary, after the Closing, except as provided in Section 8.5 and except in the case of fraud, the indemnification pursuant to the provisions of this Article V shall be the sole and exclusive remedy of the Parties with respect to any and all claims arising out of or in connection with this Agreement, including in respect of any breach of any representation, warranty, covenant or other provision contained in this Agreement or any certificate delivered pursuant hereto.

Section 5.6         Payment and Limited Setoff Rights. Subject to Buyer’s limited setoff rights below, the Seller may, at its option, satisfy claims for Indemnification under this Article V by transferring to Seller shares of Buyer’s Common Stock with a value equal to the amount of such claim as determined on the date that the claim is finally determined. However, notwithstanding the foregoing, the Buyer may, at its option, offset amounts due on to Buyer for against any amounts otherwise due to Seller including, without limitation, the Cash Consideration, if paid.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1      Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction of the following further conditions:

(a)           (i) Seller shall have performed and complied with all of its obligations hereunder required to be performed by it on or prior to the Closing Date; (ii) the representations and warranties of Seller contained in this Agreement and in any certificate delivered by Seller pursuant hereto shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or material adverse effect), as though made at and as of the Closing Date (or, if made as of a specific date, at and as of such date) and between the date hereof and the Closing Date, (iii) there shall not have occurred a material adverse effect with respect to the Acquired Business; and (iv) Buyer shall have received a certificate signed by an officer of Seller to the foregoing effect; and

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(b)        At the Closing, Seller will deliver to the Buyer: (i) the Bill of Sale duly executed by Seller, (ii) the Assignment and Assumption Agreement, duly executed by Seller; (iii) a duly executed IRS Form W-9, dated as of the Closing Date; (iv) all Government Furnished Equipment; (v) an employment agreement between Barton B. Brown II and the Buyer, (vi) certificates signed by the secretary (or another proper officer) of the Seller, dated as of the Closing Date, attaching and certifying (x) the organizational documents of Seller, (y) the resolutions of Seller’s board of managers approving this Agreement, the Ancillary Documents to which Seller is a party and the Contemplated Transactions and (z) the incumbency and signatures of the Persons signing this Agreement and any other agreement, document, instrument or certificate contemplated to be entered into by Seller pursuant to the transaction contemplated in this Agreement, and (vi) the third-party consents set forth on Schedule 6.1(b)(vi).1

Section 6.2      Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction of the following further conditions:

(a)        Buyer shall have performed and complied with all of its obligations hereunder required to be performed by it at or prior to the Closing Date and the representations and warranties of Buyer contained in this Agreement and in any certificate delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing, as if made at and as of such time (or if made as of a specific date, at and as of such date) and Seller shall have received a certificate signed by an officer of Buyer to the foregoing effect.

(b)        Buyer will deliver to Seller: (i) the Bill of Sale, Assignment and Assumption Agreement, duly executed by the Buyer; (ii) a certificate from a duly authorized officer of the Buyer, dated as of the Closing Date, attaching and certifying (x) the organizational documents of the Buyer, (y) the resolutions of the Buyer approving this Agreement, the Ancillary Documents to which the Buyer is a party and the Contemplated Transactions and (z) the incumbency and signatures of the Persons signing this Agreement and any other agreement, document, instrument or certificate contemplated to be entered into by the Buyer pursuant to the transaction contemplated in this Agreement.

Section 6.3        Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in Section 6.1 or Section 6.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement and the Transaction Agreements as required by the provisions of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1        Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:

[1]	NTD: to include Booz Allen contracts.

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(a)        by mutual written agreement of Seller and Buyer;

(b)        by Buyer if the Acquired Business should experience a material adverse effect; or

(c)        if the Contemplated Transactions are not consummated by August 31, 2022.

To effect the termination of this Agreement pursuant to this Section 7.1, the terminating party shall give written notice of such termination to the other party.

Section 7.2        Effect of Termination. If this Agreement is terminated as permitted by Section 7.1, such termination shall be without liability of any party hereto (or any equityholder, director, officer, employee, agent, consultant or representative of any such party) to any other party to this Agreement; provided, however, that nothing herein shall relieve any party from liability for any willful and material breach hereof. The provisions of Section 4.4 (Confidentiality), this Section 7.2 (Effect of Termination) and Article VIII (Miscellaneous) shall survive any termination of this Agreement pursuant to Section 7.1.

ARTICLE VIII

MISCELLANEOUS

Section 8.1         Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) on the date of delivery if delivered personally, or by electronic mail/PDF, upon confirmation of successful transmission, (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail return receipt requested, postage prepaid and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by recognized next-day courier service or sent by electronic mail/PDF or facsimile, to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Seller:

Barton B. Brown II
Lexington Solutions Group, LLC
245 Ebenezer Circle
Lexington, VA 24450
Email:
Telephone No.:

with a copy (which shall not constitute notice) sent contemporaneously to:

Flora Pettit PC
90 North Main Street
P.O. Box 1287
Harrisonburg, VA 22803
Attn: Matthew Von Schuch
E-mail: mvs@fplegal.com
Telephone No.: 540.437.3123

If to Buyer:

Castellum, Inc.
9812 Falls Road #299-114
Potomac, MD 20854
Attn: Jay Wright, General Counsel
Email: jwright22@msn.com; jwright@castellumus.com
Telephone No.: 301.524.4759

with a copy (which shall not constitute notice) sent contemporaneously to:

Pillsbury Winthrop Shaw Pittman LLP
1200 Seventeenth Street NW
Washington, D.C. 20036
Attn: Nicole M. Islinger
Email: Nicole.islinger@pillsburylaw.com
Telephone No.: 202.663.8207

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Section 8.2       Expenses. Except as expressly provided in this Agreement, each of the Parties, and their respective Affiliates, will bear its own costs and expenses (including legal, accounting and investment banking fees and expenses) incurred in connection with this Agreement and the Contemplated Transactions.

Section 8.3      Amendment; Assignment; Waivers. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned by a Party (whether by operation of law or otherwise) without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed; and provided, however, each Party may assign this Agreement without the prior consent of the other Parties to one or more of such Party’s Affiliates (in which case the Party shall remain responsible for the performance of all of its obligations hereunder). Subject to the preceding sentence and except as otherwise expressly provided herein, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement may be amended only by a written instrument executed by the Parties. No waiver of any provision of this Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the Party against which it is sought to be enforced.

Section 8.4        Entire Agreement; Severability. This Agreement and the Ancillary Documents collectively constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede any prior and contemporaneous understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

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Section 8.5         Specific Performance. The Parties acknowledge and agree that a Party may be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached or violated. Accordingly, the Parties agree that, without posting bond or other undertaking, each Party may be entitled, subject to a determination by a court of competent jurisdiction, to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any judicial or administrative claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, by or before any third party or Governmental Entity instituted in any court having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

Section 8.6       Construction. References to “applicable” Law or Laws with respect to a particular Person, thing or matter shall include only such Law or Laws as to which the Governmental Entity that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter. Whenever the context requires, the singular number shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders, and the neuter gender shall include the masculine and feminine genders. The words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections”, “Schedules” and “Exhibits” are intended to refer to Sections, Schedules and Exhibits to this Agreement. The terms “hereof”, “hereunder”, “herein” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties, and consequently this Agreement shall be interpreted without reference to any rule or precept of Law to the effect that any ambiguity in a document be construed against the drafter. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded (for example, if any action is to be taken within two (2) days of a triggering event, and such event occurs on a Tuesday, then the action must be taken by Thursday). The terms “provide,” “provided,” and “made available” and similar expressions (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to the Buyer shall mean (unless context clearly indicates otherwise) delivered to Buyer or, with respect to documents to be provided to the Buyer after the Closing Date, by the applicable date such document is required to be provided. The descriptive headings of this Agreement are inserted for convenience only and will not constitute a part of this Agreement. The Exhibits and Disclosure Schedules attached to this Agreement are made a part of this Agreement as if set forth fully herein.

Section 8.7       Counterparts. This Agreement may be executed by facsimile transmission or electronic mail (as a Portable Document Format (PDF) file) and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by the Seller or the Buyer, on the one hand, and delivered to the Seller or the Buyer, on the other hand, it being understood that all Parties need not sign the same counterpart. Signatures delivered by facsimile transmission or electronic mail (as a PDF file) to another Party hereto shall have the same force and effect as any other delivery of a manually signed counterpart of this Agreement.

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Section 8.8       No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person or entity other than the Parties hereto and their respective successors and permitted assigns.

Section 8.9       Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, performance, non-performance, interpretation, termination of construction hereof or thereof shall be construed in accordance with, and governed in all respects by, the internal Laws of the State of Maryland (without giving effect to principles of conflicts of laws). Each Party irrevocably agrees that any legal action or proceeding arising out of or in connection with this Agreement may be brought in any state or federal court located in Montgomery County in the State of Maryland (or in any court in which appeal from such courts may be taken), and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such action, suit or proceeding.

Section 8.10      Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS INDEMNIFIED PARTIES TO IRREVOCABLY WAIVE, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS AND/OR THE CONTEMPLATED TRANSACTIONS.

Section 8.11     Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as Parties hereto and their permitted successors and assigns and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent named a Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement and not otherwise), or a successor or assign, no past, present or future director, officer, employee, incorporator, stockholder, agent, attorney or Affiliate of any of the foregoing will have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Seller or the Buyer under this Agreement (whether for indemnification or otherwise).

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               Section 8.12        Public Announcements. None of the Parties shall, without the prior consent of the other Parties to this Agreement, issue any press release or otherwise make any public statement with respect to this Agreement or the sale of the Acquired Business, except as may be required by Law; provided that following the Closing Date such restriction shall not prevent the Buyer from (i) notifying potential suppliers, partners or customers of the Acquired Business of the transfer of the Acquired Business from the Seller to the Buyer, (ii) including the Acquired Contracts on the Buyer’s public list of contracts (including on the Buyer’s website) and (iii) issuing a press release to comply with the accounting and the Securities and Exchange Commission disclosure obligations or the rules of any stock exchange.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties have executed this Business Acquisition Agreement as of the date first written above.

BUYER:

CASTELLUM, INC.

By:	/s/ Mark Fuller
Name:	Mark Fuller
Title:	Chief Executive Officer

SELLER:

LEXINGTON SOLUTIONS GROUP, LLC

By:	/s/ Barton B. Brown II
Name:	Barton B. Brown II
Title:	President

[Signature Page to Business Acquisition Agreement]

Schedule 1.1

Acquired Business

1.	The Acquired Contracts.

2.	All tangible assets of the Seller used primarily in connection with the Acquired Contracts other than (a) all ownership and other rights with respect to any employee benefit plan of the Seller and any trusts or other assets attributable thereto; and (b) all employee-related or employee benefit-related plans, agreements, files or records, other than employment files or records related to the Transferred Employees.

3.	Any rights and interests of the Seller in any government furnished equipment in any way relating to the Acquired Contracts (the “Government Furnished Equipment”).

4.	Any and all claims and rights of any kind against third parties exclusively relating to the Acquired Contracts.

5.	Any and all work product in progress and contract deliverables in progress exclusively related to the Acquired Contracts.

6.	The original proposal that the Seller submitted in connection with the Acquired Contracts, and all files primarily related thereto.

7.	All of the Seller’s written or electronic information primarily relating to the Acquired

Contracts (including documentation, databases, downloads, and customer files).

8.	All correspondence with any Governmental Entity primarily regarding the Acquired Contracts.

9.	All business development opportunities and operations primarily associated with the Acquired Contracts and all records and files primarily related thereto.

10.	The employment of the Transferred Employees on and following the Transferred Employees respective Transfer Dates and the assignment of any and all independent contractors.

11.	Any and all proposals (past or pending) created, owned, or submitted by the Seller (collectively, the “Proposals”).

12.	All goodwill associated with any of the foregoing.

13.	All agreements listed on Schedule 2.7(b)(v), if any.

14.	Company cash and accounts receivable on the books and records of the Company as of the Closing Date.

15.	Company intellectual property and software (to the extent assignable).

Schedule 2.7(b)(v)

Orders and Other Contracts

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Schedule 4.5

Transferred Employees.

See Attachment A.

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Schedule 5.1(g)

Third-Party Consents

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Exhibit A

Definitions

For purposes of the Agreement, the following terms have the meanings set forth below:

“Acquired Business” has the meaning set forth in Section 1.1.

“Acquired Contracts” means Contract No. N0017819D8009 by and between the Seller and the Naval Surface Warafare Center’s Dahlgren Division, and Subcontract Nos. 109146SB2B, S901790BAH, A8158 by and between the Seller and Booz Allen Hamilton Inc. Unless otherwise indicated, the term “Acquired Contracts” includes any statement of work, task order, purchase order, delivery order or similar issued under such contract.

“Action” means any claim, action, charge, grievance, suit or proceeding by or before any

Governmental Entity or any arbitrator with legal and binding authority over such matter.

“Affiliate” has the meaning set forth in Rule l2b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Statement” has the meaning set forth in Section 4.3(c).

“Ancillary Documents” means the Bill of Sale, Assignment and Assumption Agreement, and any other document to be delivered pursuant to this Agreement.

“Assumed Liabilities” means any and all Liabilities arising after the Closing Date under/from the assets described on Schedule 1.1 and which are also not specifically Excluded Liabilities.

“Bill of Sale, Assignment and Assumption Agreement” means that certain Bill of Sale, Assignment and Assumption Agreement, dated as of the date hereof, by and between the Buyer and the Seller, attached hereto as Exhibit B.

“Business Day” means a day, other than a Saturday or Sunday or a national holiday, on which commercial banks in Washington, D.C. are open for the general transaction of business.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 5.2(a).

“Buyer’s Common Stock” means common stock of the Buyer par value $0.0001 per share.

“Cap” has the meaning set forth in Section 5.3(b).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

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“Code” means the Internal Revenue Code of 1986, as amended (together with all rules and regulations promulgated thereunder), and any successor to such statute, rules or regulations.

“Confidential Information” has the meaning set forth in Section 4.4(a).

“Contemplated Transactions” means transactions contemplated by this Agreement and the other Ancillary Documents.

“DCSA” mean the Defense Counterintelligence and Security Agency.

“Encumbrance” means all mortgages, deeds of trust, collateral assignments, security interests, Uniform Commercial Code financing statements, conditional or other sales agreements, liens, pledges, hypothecations, claims, interference, options, rights of first refusal, preemptive rights, community property interests, restrictions of any nature, any other encumbrances on or ownership interests in assets owned by the Seller (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer) as applicable.

“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights, or by general equity principles.

“Excluded Liabilities” means any and all Liabilities which meet any of the following criteria: (i) arises or exists before the Closing Date, (ii) all Taxes (A) payable in respect of the Acquired Business for all Tax periods (or portions thereof) ending prior to the Closing Date and (B) of Seller, (iii) constitutes Final Compensation, or (iv) arises upon or prior to Closing associated with the employment, service or retention of any Transferred Employee or other employee or any consultant, contract worker or other service provider of the Acquired Business and the provision of employee benefits, compensation and other remuneration to such Transferred Employee, other employee or consultant, contract worker or other service provider.

“FAR” means the Federal Acquisition Regulation.

“Final Compensation” has the meaning set forth in Section 4.5(a).

“Fundamental Representations” has the meaning set forth in Section 5.1.

“GAAP” means generally accepted accounting principles.

“Government Contract Matters Representations” means the representations and warranties made in Section 2.7.

“Government Furnished Equipment” has the meaning set forth in Schedule 1.1.

“Government Order” means any judgment, order, award, decree, injunction or writ of any Governmental Entity issued against the Seller or any of the Seller’s Affiliates relating to the Acquired Business or the Assumed Liabilities.

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“Governmental Entity” means the United States, any state or other political subdivision thereof and any other foreign or domestic entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any government authority, agency, department, board, commission, court, tribunal or instrumentality of the United States or any foreign entity, any state of the United States, or any political subdivision of any of the foregoing.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by loan agreements, lines of credit, letters of credit, notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (c) all obligations of such Person issued or assumed for deferred purchase price payments, (d) all obligations of such Person under leases required to be capitalized in accordance with GAAP, as consistently applied by such Person, (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person or another Person secured by an Lien on any asset of such first Person, whether or not such obligation is assumed by such first Person, (g) any prepayment fees or other fees, costs or expenses associated with payment of any indebtedness and (h) any guaranty of any of the foregoing of any other Person.

“Indemnified Party” has the meaning set forth in Section 5.4.

“Indemnifying Party” has the meaning set forth in Section 5.4.

“IRS” means the Internal Revenue Service.

“Knowledge of the Seller” means that Barton B. Brown, II has actual knowledge of the fact or other matter at issue; or would have actual knowledge of the fact or other matter at issue if he would have made reasonable inquiry.

“Law” means any applicable federal, state, provincial, local or foreign law, statute, rule, regulation, ordinance, permit, order, writ, injunction, judgment or decree of any Governmental Entity.

“Liabilities” means any claims, Indebtedness, expenses, assessments, penalties, damages, losses, suits, options, obligations, payables or other liabilities, whether or not absolute, accrued, matured, due, contingent, liquidated, asserted, known, suspected, fixed or otherwise, and whether known or unknown, including all costs and expenses related thereto.

“Lien” means any lien, pledge, security interest, charge, claim, restriction, or other encumbrance or claim of any kind.

“Losses” means any losses, damages, Liabilities, awards, assessments, judgments, Taxes, penalties, fines, costs and expenses (including reasonable and documented attorneys’ fees and disbursements); provided that Losses shall not include punitive, special or exemplary damages unless such are paid in connection with a Third-Party Claim.

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“Net Working Capital” means cash plus current accounts receivable (less than 90 days past due) minus current liabilities.

                “Parties” means the Seller and the Buyer together, and “Party” means the Seller or the Buyer individually, as the case may be.

“Permitted Lien” means any (a) mechanics’, materialmens’ or similar Liens with respect to amounts not yet due or delinquent, and (b) Liens for Taxes not yet due and payable.

“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Governmental Entity or other legal individual or entity.

“Principal” has the meaning ascribed to such term at FAR 2.101.

“Purchase Price” means the sum of all Stock Consideration and Cash Consideration actually paid or disbursed to Seller (if any) pursuant to this Agreement.

“Restricted Business” means any bidding or participation in a contract (whether as a prime contractor, sub-contractor, owner, or consultant) either directly or with a competitor against the Acquired Contracts or other contracts covered by this Agreement including their successors, modifications, and/or re-competes during the Restricted Period.

“Restricted Period” has the meaning set forth in Section 4.6(a).

“Security Clearance Approvals” has the meaning set forth in Section 4.2(b).

“Seller Indemnified Parties” has the meaning set forth in Section 5.2(c).

“Seller” has the meaning set forth in the Preamble.

“Target Working Capital” means Four Hundred Thousand Dollars ($400,000.00)

“Tax” or “Taxes” means a tax or taxes of any kind or nature, or however denominated, including liability for federal, state, provincial, local or foreign income, franchise, gross receipts, sales, use, transfer, registration, business and occupation, value added, excise, severance, stamp, premium, windfall profit, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, whether disputed or not.

“Tax Return” means with respect to any Tax, any return, report, statement, declaration, claim for refund, information return or document filed or required to be filed with any Governmental Entity (including any schedule or attachment hereto and including any amendment thereof).

“Territory” has the meaning set forth in Section 4.6(a).

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“Third-Party Claim” has the meaning set forth in Section 5.4.

“Transfer Taxes” has the meaning set forth in Section 4.3(b).

“Transferred Employees” has the meaning set forth in Section 4.5(a).

“U.S. Government” means the government of the United States of America.

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Exhibit B

Bill of Sale, Assignment and Assumption Agreement